Exhibit 99.1

Organovo Appoints Tamar D. Howson to Board of Directors

06/10/2013

SAN DIEGO, —

Organovo Holdings, Inc. (OTCQX: ONVO), a biotechnology company focused on delivering breakthrough three-dimensional (3D) bioprinting technology, today announced that Tamar D. Howson has been appointed to the Company’s Board of Directors. Ms. Howson was appointed to each of the Board’s standing committees, including its audit committee.

Ms. Howson is a seasoned business development executive within the pharmaceutical industry, having formerly served as senior vice president of both Bristol-Meyers Squibb and SmithKline Beecham. Ms. Howson currently serves as a corporate business development and strategy consultant to biopharmaceutical companies and she also serves as a director at Idenix, Oxigene Pharmaceuticals, and Warner Chilcott. During 2009 and 2010 she was a member of the transaction advisory firm, JSB Partners. During 2007 and 2008 she served as senior vice president of Corporate and Business Development at Lexicon, a biotechnology company. Between 2001 and 2007 Ms. Howson was the senior vice president of Corporate and Business Development at Bristol Myers Squibb, overseeing mergers and acquisitions, licensing, and research collaborations across all business sectors. Between 1991 and 2000 she was vice president and the senior vice president and director of Worldwide Business and Corporate Development for SmithKline Beecham where she also managed SmithKline Beecham’s $100 million venture capital fund, SR One. She has formerly served as a director at several biotechnology companies, including Ariad, NPS Pharmaceuticals, and SkyePharma. Ms. Howson holds an MBA from Columbia University, a MS from City University of New York, and a BS in Chemical Engineering from the Technion, Israel.

“We are delighted to have Tamar Howson join our Board. Her pharmaceutical industry business development experience will be invaluable as Organovo continues to build its business and its technology platform. Tamar’s skill set and experience complement an already strong Board that is focused on delivering research and medical applications using our breakthrough 3D bioprinting technology,” commented Keith Murphy, chairman and chief executive officer of Organovo.

“Organovo’s technology has broad potential to impact a number of areas in medical research,” Ms. Howson said, “I am pleased to be joining the Board to assist in delivering the greatest possible impact of the technology in pharmaceutical research and tissue therapies.”

Organovo also announced the resignation of Adam Stern from the Board. Mr. Stern joined the Board in February 2012, and was instrumental in structuring and executing the reverse merger and associated private placement which raised more than $24 million in equity financing for the Company. “Adam Stern’s many efforts on behalf of Organovo have contributed strongly to our successful transition from a private company to a publicly-traded company with additional capital to execute on a broad research and development plan that leverages the power of our 3D bioprinting technology. We look forward to him continuing to advise the company on an ongoing basis,” commented Keith Murphy, Organovo chief executive officer.

“It has been a pleasure to serve on the Organovo board and to assist in pushing forward its tremendous technology,” said Adam Stern. “Tamar Howson’s accomplishments and experience make her an excellent addition to Organovo’s Board of Directors.”

With the addition of Ms. Howson to the Board of Directors, and with Mr. Stern stepping down, the Company now has a majority of directors classified as independent and has three independent directors serving on the audit committee, each of which is a requirement for up-listing to either NASDAQ or NYSE.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The Company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, our technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our transition report on Form 10-KT filed with the SEC on May 24, 2013. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.